Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Fidelity National Information Services, Inc. Group Plans Committee:
We consent to the incorporation by reference in the Registration Statement (No. 333-132844) on Form S-8 of Fidelity National Information Services, Inc. of our report dated June 29, 2011 with respect to the statement of net assets available for benefits of Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan as of December 31, 2010 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2011 annual report on Form 11-K of Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan.
/s/ KPMG LLP
June 28, 2012
Jacksonville, Florida
Certified Public Accountants